THE LAW OFFICE OF FARBER & KLEIN
a Partnership of Professional Associations
23123 STATE ROAD 7
Suite 350B
Boca Raton, FL 33428
Phone: 561-470-9010
Facsimile: 561-470-9078

August __, 2000

COMMUNICATIONS RESEARCH, INC.

Attn: Carl Ceragno, President
69 Wesley Street
South Hackensack, NJ 07606

RE: SEC Registration Statement on Form SB-8

Dear Sir:

This firm (the "Firm") has been engaged as counsel for Communications Research, Inc., a Nevada corporation (the "Company"), in connection with its proposed offering under the Securities Act of 1933, as amended (the "Act"), of up to 24,616,682 shares of its common stock (the "Shares") by a filing of a Registration Statement under Form SB-2 to which this opinion is a part (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission"). In connection with rendering the opinion as set forth below, the Firm has reviewed and examined originals or copies of the following:

1. Articles of Incorporation of the Company, and any amendments, as filed with the Secretary of State of Nevada;

2.       By Laws of the Company

3. Written Consent or Minutes of a Meeting of the Board of Directors on or about November 1, 1999 authorizing the registration of said shares on Form SB-2 and certain other matters;

4        The  Company's  Registration  Statement  on Form  SB-2  and  exhibits thereto as filed with the Commission.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photostatic copies, and the authenticity of the originals of such copies and the truth of all information supplied us. We have not independently investigated or verified any matter, assumption, or representation.


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Based upon the foregoing and in reliance thereof, we are of the opinion that:

         (a) As of even date, the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Nevada.

         (b) The Company is authorized to have outstanding 40,000,000 shares of its Class A common Stock and 700,000 shares of its Class B common stock. Of such shares, as of June 30, 2000, 12,283,091 Class A shares and 400,000 Class B shares were outstanding, all of which shares were validly authorized, legally issued, fully paid for and non-assessable.

         (c) When the Registration Statement shall have become effective and the newly issued shares of common stock have been sold, all of such shares will have been duly authorized and will, upon payment therefor and delivery thereof be duly and validly issued and fully paid and non-assessable. All corporate action required to be taken by the Company for registration and authorization of the shares has been validly and sufficiently taken, subject to compliance with applicable securities laws.

         This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and does not cover subsequent issuances of shares (such transactions are required to be included in either a new registration Statement or a Post Effective Amendment to the Registration Statement including updated opinions).

         We consent to you filing this opinion with the Commission as an exhibit to the Registration Statement on Form SB-2. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Other than you, no one else is entitled to rely on this opinion. This opinion is based upon our assumptions as to application of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters, which may come to our attention hereafter.

Sincerely yours,


/S/ JEFFREY G KLEIN
-------------------
JEFFREY G KLEIN
FOR THE FIRM